POWER OF ATTORNEY



This will confirm for the Securities and Exchange
Commission that the undersigned Jane E. Miller, authorizes and designates Joel E. Rappoport, Esquire, and Gary R. Bronstein, Esquire of
Stradley Ronon Stevens & Young, LLP to sign
 and file Forms 3, 4 and 5 on my behalf as to any such forms files on and after August 21, 2003.

Executed this 21st day of August 2003,
at Omaha, Nebraska

/s/ Jane E. Miller

Jane E. Miller